Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•First quarter comparable sales grew 22.9 percent, on top of 10.8 percent growth last year.
◦Store comparable sales increased 18.0 percent, on top of 0.9 percent growth last year. Digital comparable sales grew 50 percent, on top of 141 percent growth a year ago.
◦Same-day services (Order Pickup, Drive Up and Shipt) grew more than 90 percent, led by growth in Drive Up of 123 percent.
◦More than 95 percent of Target’s first quarter sales were fulfilled by its stores.
•The Company gained more than $1 billion in market share in the first quarter, on top of a $1 billion share gain in first quarter 2020.
•First quarter GAAP EPS of $4.17 was 643.2 percent higher than last year. First quarter Adjusted EPS1 of $3.69 was 525.0 percent higher than last year.
•For additional media materials, please visit:
https://corporate.target.com/article/2021/05/q1-2021-earnings

MINNEAPOLIS (May 19, 2021) – Target Corporation (NYSE: TGT) today announced its first quarter 2021 financial results, which reflected robust growth in both sales and profitability. The Company reported first quarter GAAP earnings per share (EPS) of $4.17, up 643.2 percent from $0.56 in 2020. First quarter Adjusted EPS of $3.69, which excluded a $0.53 gain on the sale of Dermstore, grew 525.0 percent compared with $0.59 in 2020. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports First Quarter Earnings — Page 2 of 11
“Our performance in the first quarter was outstanding on every measure, and showcased the power of putting our stores at the center of our strategy. Store comp sales grew 18.0 percent in the quarter, even as they also fulfilled more than three quarters of Target’s digital sales - including more than 90-percent growth of our same-day services. Importantly, market-share gains of more than $1 billion in the first quarter, on top of $1 billion in share gains a year ago, demonstrate Target’s continued relevance with our guests, even as they have many more shopping options compared with a year ago,” said Brian Cornell, chairman and chief executive officer of Target Corporation.
“Given the trust we’ve built with our guests quarter after quarter and our commitment to adjusting along with them to the ongoing shifts in the macro environment, we're confident in continued comp growth in the second quarter and through the remainder of the year, as well as a healthy full-year operating margin rate.”

Fiscal 2021 Guidance
For the second quarter of 2021, the Company expects mid-to-high single digit growth in comparable sales. The Company expects its second-quarter operating margin rate will be well above the second quarter 2019 rate of 7.2 percent, but likely not as high as last year’s unprecedented 10.0 percent.
The Company expects positive single-digit comparable sales growth in the last two quarters of the year, and expects its full-year operating margin rate will be well above the 2020 rate of 7.0 percent, with the potential to reach 8 percent or somewhat higher.

Operating Results
Comparable sales grew 22.9 percent in the first quarter, reflecting comparable store sales growth of 18.0 percent and comparable digital sales growth of 50 percent. Total revenue of $24.2 billion grew 23.4 percent compared with last year, driven by total sales growth of 23.3 percent and a 30.4 percent increase in other revenue. Operating income was $2.4 billion in first quarter 2021, up 407 percent from $0.5 billion in 2020.
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Target Corporation Reports First Quarter Earnings — Page 3 of 11
First quarter operating income margin rate was 9.8 percent in 2021 compared with 2.4 percent in 2020. First quarter gross margin rate was 30.0 percent, compared with 25.1 percent in 2020. This year's gross margin rate reflected the benefit of favorable category mix and merchandising actions, primarily from low markdown rates, while last year's gross margin rate reflected elevated inventory costs and impairment charges. First quarter SG&A expense rate was 18.6 percent in 2021, compared with 20.7 percent in 2020, reflecting the benefit of leverage from strong sales growth, partially offset by the net impact of other factors, primarily investments in team member pay, benefits, and safety.

Interest Expense and Taxes
The Company’s first quarter 2021 net interest expense was $108 million, compared with $117 million last year. The decrease was primarily due to a lower weighted-average interest rate on the Company's debt portfolio.
First quarter 2021 effective income tax rate was 19.6 percent, compared with 13.9 percent last year. The rate increase was driven by significantly higher earnings, diluting the benefit of fixed and discrete tax items.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $340 million in the first quarter, compared with $332 million last year, reflecting a 3.0 percent increase in the dividend per share, partially offset by a decline in average share count.
The Company resumed share repurchases in first quarter 2021, consistent with its long-standing capital deployment policies and within the limits of its strong, middle-A credit ratings. Share repurchases of $1.2 billion retired 6.1 million shares of common stock at an average price of $190.77.
As of the end of the first quarter, the Company had approximately $3.4 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in September 2019.
For the trailing twelve months through first quarter 2021, after-tax return on invested capital (ROIC) was 30.7 percent, compared with 13.4 percent for the trailing twelve months through first quarter 2020. The increase in ROIC was driven primarily by increased profitability. The tables in this release provide additional information about the Company’s ROIC calculation.

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Target Corporation Reports First Quarter Earnings — Page 4 of 11
Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-800-876-9512.

Miscellaneous
Statements in this release regarding second quarter and full year comparable sales growth and operating margin rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 30, 2021. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
For more on the Target Foundation, click here.
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Target Corporation Reports First Quarter Earnings — Page 5 of 11
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 1, 2021	May 2, 2020	Change
Sales	$23,879	$19,371	23.3%
Other revenue	318	244	30.4
Total revenue	24,197	19,615	23.4
Cost of sales	16,716	14,510	15.2
Selling, general and administrative expenses	4,509	4,060	11.0
Depreciation and amortization (exclusive of depreciation included in cost of sales)	598	577	3.9
Operating income	2,374	468	407.0
Net interest expense	108	117	(7.6)
Net other (income) / expense	(343)	22	(1,663.1)
Earnings before income taxes	2,609	329	692.2
Provision for income taxes	512	45	1,017.1
Net earnings	$2,097	$284	639.8%
Basic earnings per share	$4.20	$0.57	643.0%
Diluted earnings per share	$4.17	$0.56	643.2%
Weighted average common shares outstanding
Basic	498.6	501.0	(0.5)%
Diluted	503.4	505.8	(0.5)%
Antidilutive shares	—	0.2
Dividends declared per share	$0.68	$0.66	3.0%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports First Quarter Earnings — Page 6 of 11
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Cash and cash equivalents	$7,816	$8,511	$4,566
Inventory	10,539	10,653	8,584
Other current assets	1,576	1,592	1,465
Total current assets	19,931	20,756	14,615
Property and equipment
Land	6,146	6,141	6,034
Buildings and improvements	31,710	31,557	30,756
Fixtures and equipment	5,496	5,914	5,486
Computer hardware and software	2,256	2,765	2,597
Construction-in-progress	973	780	803
Accumulated depreciation	(19,777)	(20,278)	(19,087)
Property and equipment, net	26,804	26,879	26,589
Operating lease assets	2,362	2,227	2,235
Other noncurrent assets	1,374	1,386	1,367
Total assets	$50,471	$51,248	$44,806
Liabilities and shareholders’ investment
Accounts payable	$11,637	$12,859	$9,625
Accrued and other current liabilities	5,788	6,122	4,619
Current portion of long-term debt and other borrowings	1,173	1,144	168
Total current liabilities	18,598	20,125	14,412
Long-term debt and other borrowings	11,509	11,536	14,073
Noncurrent operating lease liabilities	2,337	2,218	2,249
Deferred income taxes	1,169	990	1,122
Other noncurrent liabilities	1,899	1,939	1,781
Total noncurrent liabilities	16,914	16,683	19,225
Shareholders’ investment
Common stock	41	42	42
Additional paid-in capital	6,271	6,329	6,206
Retained earnings	9,372	8,825	5,775
Accumulated other comprehensive loss	(725)	(756)	(854)
Total shareholders’ investment	14,959	14,440	11,169
Total liabilities and shareholders’ investment	$50,471	$51,248	$44,806
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 496,093,160, 500,877,129 and 499,919,691 shares issued and outstanding as of May 1, 2021, January 30, 2021, and May 2, 2020, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 11
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 1, 2021	May 2, 2020
Operating activities
Net earnings	$2,097	$284
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	667	641
Share-based compensation expense	79	49
Deferred income taxes	170	(4)
Gain on Dermstore sale	(335)	—
Noncash losses / (gains) and other, net	(30)	5
Changes in operating accounts:
Inventory	114	408
Other assets	(5)	11
Accounts payable	(1,205)	(280)
Accrued and other liabilities	(413)	170
Cash provided by operating activities	1,139	1,284
Investing activities
Expenditures for property and equipment	(540)	(751)
Proceeds from disposal of property and equipment	12	6
Proceeds from Dermstore sale	356	—
Other investments	7	1
Cash required for investing activities	(165)	(744)
Financing activities
Additions to long-term debt	—	2,480
Reductions of long-term debt	(21)	(17)
Dividends paid	(340)	(332)
Repurchase of stock	(1,310)	(686)
Stock option exercises	2	4
Cash (required for) / provided by financing activities	(1,669)	1,449
Net (decrease) / increase in cash and cash equivalents	(695)	1,989
Cash and cash equivalents at beginning of period	8,511	2,577
Cash and cash equivalents at end of period	$7,816	$4,566

Target Corporation Reports First Quarter Earnings — Page 8 of 11
TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Gross margin rate	30.0%	25.1%
SG&A expense rate	18.6	20.7
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.5	2.9
Operating income margin rate	9.8	2.4
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $171 million and $166 million of profit-sharing income under our credit card program agreement for the three months ended May 1, 2021, and May 2, 2020, respectively.

Comparable Sales	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Comparable sales change	22.9%	10.8%
Drivers of change in comparable sales
Number of transactions	17.1	(1.5)
Average transaction amount	5.0	12.5

Comparable Sales by Channel	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Stores originated comparable sales change	18.0%	0.9%
Digitally originated comparable sales change	50.2	140.6

Sales by Channel	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Stores originated	81.7%	84.7%
Digitally originated	18.3	15.3
Total	100%	100%

Sales by Fulfillment Channel	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Stores	96.3%	96.7%
Other	3.7	3.3
Total	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended
(unaudited)	May 1, 2021	May 2, 2020
Target Debit Card	12.1%	12.7%
Target Credit Cards	8.4	9.7
Total RedCard Penetration	20.5%	22.4%

Target Corporation Reports First Quarter Earnings — Page 9 of 11

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	May 1, 2021	January 30, 2021	May 2, 2020	May 1, 2021	January 30, 2021	May 2, 2020
170,000 or more sq. ft.	273	273	272	48,798	48,798	48,613
50,000 to 169,999 sq. ft.	1,510	1,509	1,505	189,618	189,508	189,226
49,999 or less sq. ft.	126	115	94	3,690	3,342	2,745
Total	1,909	1,897	1,871	242,106	241,648	240,584
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 11
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	May 1, 2021			May 2, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$4.17			$0.56	643.2%
Adjustments
Gain on Dermstore sale	$(335)	$(269)	$(0.53)	$—	$—	$—
Loss on investment (a)	—	—	—	21	15	0.03
Other (b)	41	30	0.06	—	—	—
Adjusted diluted earnings per share			$3.69			$0.59	525.0%
Note: Amounts may not foot due to rounding.
(a)Represented an unrealized loss on our investment in Casper Sleep Inc., which was not core to our operations. We sold this investment during the fourth quarter of 2020.
(b)Represents asset impairment charges resulting from the consolidation of our headquarters office space.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	May 1, 2021	May 2, 2020	Change
Net earnings	$2,097	$284	639.8%
+ Provision for income taxes	512	45	1,017.1
+ Net interest expense	108	117	(7.6)
EBIT	$2,717	$446	508.7%
+ Total depreciation and amortization (a)	667	641	4.1
EBITDA	$3,384	$1,087	211.3%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter Earnings — Page 11 of 11
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	May 1, 2021	May 2, 2020
Operating income	$8,444	$3,992
+ Net other income / (expense)	350	(26)
EBIT	8,794	3,966
+ Operating lease interest (a)	85	87
- Income taxes (b)	1,864	855
Net operating profit after taxes	$7,015	$3,198

Denominator	May 1, 2021	May 2, 2020	May 4, 2019
Current portion of long-term debt and other borrowings	$1,173	$168	$1,056
+ Noncurrent portion of long-term debt	11,509	14,073	11,357
+ Shareholders' investment	14,959	11,169	11,117
+ Operating lease liabilities (c)	2,563	2,448	2,231
- Cash and cash equivalents	7,816	4,566	1,173
Invested capital	$22,388	$23,292	$24,588
Average invested capital (d)	$22,840	$23,940

After-tax return on invested capital	30.7%	13.4%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.0 percent and 21.1 percent for the trailing twelve months ended May 1, 2021, and May 2, 2020, respectively. For the twelve months ended May 1, 2021, and May 2, 2020, includes tax effect of $1.8 billion and $837 million, respectively, related to EBIT, and $18 million related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.